Exhibit 5.1

ATTORNEYS AT LAW ONE INDEPENDENT DRIVE, SUITE 1300 Jacksonville, Florida 32202-5017 P. O. Box 240 Jacksonville, Florida 32201-0240 904.359.2000 TEL 904.359.8700 FAX www.foley.com

October 10, 2017

22nd Century Group, Inc.

9530 Main Street

Clarence, New York 14031

Ladies and Gentlemen:

We have acted as securities counsel for 22nd Century Group, Inc., a Nevada corporation (the “Company”), in connection with the sale by the Company of up to 20,570,000 shares (the “Securities”) of common stock, $0.00001 par value per share, of the Company pursuant to the Registration Statement on Form S-3, Registration No. 333-215391, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on January 17, 2017 (the “Registration Statement”). The prospectus included within the Registration Statement is hereinafter referred to as the “Base Prospectus.” The prospectus supplement dated October 8, 2017, in the form filed with the Commission under Rule 424(b) promulgated under the Securities Act of 1933, as amended, is hereinafter referred to as the “Prospectus Supplement.” The Shares are to be sold to institutional investors pursuant to a securities purchase agreement dated October 8, 2017 (the “Purchase Agreement”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Securities, we have examined: (i) the Company’s Articles of Incorporation and Bylaws, each as amended to date; (ii) certain resolutions of the Board of Directors and a pricing committee of the Board of Directors of the Company relating to the sale of the Securities; (iii) the Purchase Agreement and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisite to the effectiveness thereof.

Our opinions expressed herein are subject to the following qualifications and exceptions: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination; (ii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law) and (iii) we render no opinion as to the effect of the laws of any state or jurisdiction other than the corporate law of the State of Nevada.

October 10, 2017

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Securities while the Registration Statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated October 8, 2017, which is incorporated by reference in the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP